ADDENDUM

EMPLOYMENT AND NON-COMPETE AGREEMENT

DANIEL E. TURISSINI

This Agreement is made as of July 15, 2009, between WidePoint Corporation (WidePoint) and Daniel E. Turissini (Employee), and represents an additional Addendum to the Employment and Non-Compete Agreement (EXHIBITS A & B) between the parties executed in October, 2004 and October, 2006, respectfully. This Addendum is intended to clarify and supplement, and not replace, the provisions of the executed and existing Employment and Non-Compete Agreement.

1.	The Employment Agreement shall be annually renewable, as defined in Paragraphs 1 and 4 of the original Agreement and its Addendums, with such Employment Period continuing hereunder, with the current term of employment extended through October 31, 2011.

2.	This Addendum specifically confirms that the Agreement and its Addendums is hereby extended for its fifth consecutive annual period, through and including October 31, 2011.

3.	The Compensation and Benefits provisions (Paragraph 2) of the original Agreement and its Addendums shall remain unchanged for the fifth year of the Agreement, except that Base Compensation at an annual rate of $250,000 shall have been in effect prior to the execution date of this Agreement. A Senior Management Incentive Program will be separately developed for calendar year 2009, including Cash and Stock award opportunities tied to performance metrics. Based on his WidePoint role the employee will also be eligible for 100% reimbursement of educational expenses, by WidePoint Corporation, providing the employee pursues an advanced degree related to his work at WidePoint.

4.	The Termination (Paragraph 4) shall remain unchanged and in effect; as stipulated in EXHIBITS A & B; except that the following:

a.	“(II) the Company shall pay to Employee the lesser of (A) Employee’s salary and benefits each month for the six (6) month period immediately following such termination under subparagraph (v) or (B) in the event less than six (6) months remains in the then current term of Employee’s employment with the Company, then Employee shall receive Employee’s salary and benefits each month for such lesser remaining period of time.” Shall be amended to read:
b.	“(II) the Company shall pay to Employee salary and benefits each month for the six (6) month period immediately following such termination under subparagraph (v).”

5.	The Non-Compete provisions (Paragraph 5) shall remain unchanged and in effect; as stipulated in EXHIBITS A & B.

In witness whereof, the parties have executed this Agreement Addendum on the day and year first written above.

EMPLOYEE:	WIDEPOINT CORPORATION:
/s/ Daniel E. Turissini	/s/ Steve L. Komar
Daniel E. Turissini, CEO, ORC	Steve L. Komar, CEO
CTO, WYY